EXHIBIT 99.1

STRATA Skin Sciences Appoints Patricia S. Walker, M.D., Ph.D. to its Board of Directors

Horsham, Pa, February 14, 2022 — STRATA Skin Sciences, Inc. (NASDAQ: SSKN), a medical technology company dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions, announced that effective today, Patricia S. Walker M.D., PhD. has been appointed to its Board of Directors.

Dr. Walker’s vast experience includes more than 35 years as a practicing dermatologist and as a corporate leader in the medical dermatology, medical aesthetics and pharmaceutical industries, executing clinical research and strategic initiatives for a wide range of companies and educational institutions.

“We are delighted to welcome Patty to STRATA’s board. Her firsthand experience as a practicing dermatologist coupled with her deep experience in the development and launch of pharmaceuticals, medical devices and biologics brings tremendous value to the Company’s leadership team and is an ideal fit for the board of directors at STRATA Skin Sciences,” said William D Humphries, Executive Chairman of STRATA’s Board of Directors. “Her veteran counsel, particularly in the areas of Research and Development and operational excellence, will greatly benefit STRATA as we continue to expand our commercial footprint in the dermatology space.”

From 2015 to 2018, Dr. Walker served as the President and Chief Scientific Officer of Brickell Biotech Inc. where she oversaw the research and development, regulatory, compliance, chemistry, and manufacturing efforts for the company’s product portfolio. Currently, Dr. Walker is the founder and president of Walker Consulting, serves as a supervisory board member at Merz pharmaceuticals, serves on the board of directors at Forte Biosciences Inc, and is the Medical Director and solo practitioner of Walker Dermatology. Prior, she served on the board of Neothetics, Inc. and as an advisor to the board of directors at Kythera Biopharmaceuticals, Inc.

Dr. Walker has served in multiple roles, throughout her career, including Chief Medical Officer at Kythera Biopharmaceuticals. While there, she led research efforts focused on the development of novel, first in class medical devices and pharmaceutical products for dermatologic and aesthetic medicine. Before Kythera, Dr. Walker was the Chief Medical Officer at Allergan Medical where her primary research efforts surrounded the development of alternative hyaluronic acid fillers for facial rejuvenation. She was Executive Vice President and Chief Scientific Officer at Inamed, which was acquired by Allergan in 2006. While there, she researched biological toxins, dermal filler substances, bariatric and silicone gel filled breast implants. Dr. Walker has also held various positions at Allergan where she conducted clinical and translation research in skin care and oncology. Prior to which, she was a clinical faculty member at the University of California Irvine in the department of dermatology and completed a research fellowship at the National Institute of Health’s Dermatology Branch.

“I am looking forward to joining STRATA’s board, as I believe they have an outstanding opportunity to make a difference in the way dermatological disease is treated and further improve patient outcomes,” said Dr. Walker. “STRATA has long been a leader in the treatment of dermatologic conditions, and I am excited to contribute my expertise to the company as they head into their next phase of growth.”

Dr. Walker completed her medical degree and dermatology residency training from the University of Iowa College of Medicine and received her B.S. in General Science from the University of Iowa. Dr. Walker is a board-certified dermatologist specializing in medical and aesthetic dermatology.

About STRATA Skin Sciences, Inc.
STRATA Skin Sciences is a medical technology company in dermatology dedicated to developing, commercializing and marketing innovative products for the in-office treatment of dermatologic conditions. Its products include the XTRAC® and Pharos® excimer lasers and VTRAC® lamp systems utilized in the treatment of psoriasis, vitiligo and various other skin conditions.

The Company’s proprietary XTRAC and recently acquired Pharos excimer lasers deliver a highly targeted therapeutic beam of UVB light to treat psoriasis, vitiligo, eczema, atopic dermatitis and leukoderma, diseases which impact over 31 million patients in the United States alone. The technology is covered by multiple patents.

STRATA’s unique business model in the US leverages targeted Direct to Consumer (DTC) advertising to generate awareness and utilizes its in-house call center and insurance advocacy teams to increase volume for the Company’s partner dermatology clinics.

Investor Contact
Jack Droogan
(203) 585-4140
ir@strataskin.com